EXHIBIT 99.1
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                                                       Contact: Christine Taylor

                                                                  (212)-572-5988

                              M & F WORLDWIDE CORP.
                 REPORTS INCOME FOR 2006 FOURTH QUARTER AND YEAR

NEW YORK, NY - MARCH 9, 2007 - M & F Worldwide Corp. (NYSE: MFW - NEWS), today reported results for the fourth quarter and year ended December 31, 2006.

         Net revenues increased by $127.2 million to $174.6 million in the fourth quarter of 2006 from $47.4 million in the fourth quarter of 2005. On December 15, 2005, M & F Worldwide acquired Clarke American, a leading provider of checks and related products, direct marketing services and contact center services in the United States. The Company's revenues increased primarily due to a full quarter of Clarke American's results in 2006 versus 17 days following the acquisition in 2005. Net income was $6.6 million in the fourth quarter of 2006 versus $5.7 million in the fourth quarter of 2005. The increase of $0.9 million is primarily due to the inclusion of Clarke American's full fourth quarter net income of $1.9 million in 2006 versus a net loss of $1.3 million for the 17 days following the acquisition in 2005, partially offset by higher interest expense at Mafco Worldwide related to indebtedness incurred in December 2005. Basic earnings per common share were $0.33 in the fourth quarter of 2006 and $0.30 in the fourth quarter of 2005. Diluted earnings per common share were $0.32 in the fourth quarter of 2006 and $0.28 in the fourth quarter of 2005.

         Net revenues increased by $600.6 million to $722.0 million in 2006 from $121.4 million in 2005. The Company's revenues increased primarily due to a full year of Clarke American's results in 2006 versus the last 17 days in 2005. Net income was $36.2 million in 2006 versus $24.0 million in 2005. The increase of $12.2 million is primarily due to the inclusion of Clarke American's full year net income of $19.5 million in 2006 versus a net loss of $1.3 million for the 17 days following the acquisition in 2005. The increase attributable to Clarke American was partially offset by higher interest expense at Mafco Worldwide related to indebtedness incurred in December 2005. In addition, there was other income of $3.9 million in 2005 due to non-operational items, including the sale of marketable securities, that did not reoccur in 2006. Basic earnings per common share were $1.82 in 2006 and $1.25 in 2005. Diluted earnings per common share were $1.78 in 2006 and $1.21 in 2005.

         FINANCIAL INSTITUTION AND DIRECT TO CONSUMER SEGMENTS

         Net revenues from the Financial Institution segment, operated by Clarke American, increased by $103.6 million to $123.9 million for the full fourth quarter of 2006 from $20.3 million for the last 17 days of 2005. Operating income from the Financial Institution segment was $15.8 million for the full fourth quarter of 2006 versus $0.5 million for the last 17 days of 2005. Net revenues from the Direct to Consumer segment, also operated by Clarke American, increased by $21.8 million to $25.6 million for the full fourth quarter of 2006 from $3.8 million for the last 17 days of 2005. Operating income from the Direct to Consumer segment was $2.6 million for the full fourth quarter of 2006 versus $0.2 million for the last 17 days of 2005.

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         Net  revenues  from the  Financial  Institution  segment  increased by
$502.7 million to $523.0 million for the full year 2006 from $20.3 million for the last 17 days of 2005. Operating income from the Financial Institution segment was $76.8 million for the full year 2006 versus $0.5 million for the last 17 days of 2005. Net revenues from the Direct to Consumer segment increased by $97.1 million to $100.9 million for the full year 2006 from $3.8 million for the last 17 days of 2005. Operating income from the Direct to Consumer segment was $10.2 million for the full year 2006 versus $0.2 million for the last 17 days of 2005.

         For additional information on Clarke American's results for the years ended December 31, 2006 and 2005, refer to Clarke American's press release issued on February 21, 2007, and Form 10-K filed with the Securities and Exchange Commission today.

         LICORICE PRODUCTS SEGMENT

         Net revenues from the Licorice Products segment, operated by Mafco Worldwide, increased by $1.8 million to $25.1 million in the fourth quarter of 2006 from $23.3 million in the fourth quarter of 2005. The increase in revenues was primarily driven by an increase in MAGNASWEET and licorice derivative sales of $0.3 million on higher shipment volumes, an increase in sales to worldwide tobacco customers of $0.5 million primarily due to the timing of orders shipped, higher sales of $0.2 million to the confectionary market, as well as an increase in sales of raw materials to Mafco Worldwide's joint venture of $0.8 million in the fourth quarter of 2006 versus the fourth quarter of 2005. Operating income was $9.1 million in the fourth quarter of 2006 versus $8.7 million in the fourth quarter of 2005. The increase in operating income of $0.4 million was primarily due to the corresponding increase in revenues.

         Net revenues from the Licorice Products segment increased by $0.8 million to $98.1 million in 2006 from $97.3 million in 2005. MAGNASWEET and licorice derivative sales increased $1.1 million in 2006 versus 2005 on higher shipment volumes. Sales to the worldwide tobacco industry for licorice and non-licorice products declined $1.7 million in 2006 compared to 2005 as a result of lower shipment volumes due to a decrease in cigarette consumption in certain markets and a decline in shipment volumes of non-licorice products to the worldwide tobacco industry. Sales of licorice products to confectionary and other customers declined by $0.5 million on lower shipment volumes in 2006 versus 2005. Mafco Worldwide's sales of raw materials to its joint venture in China increased by $1.9 million in 2006 versus 2005. Operating income was $35.7 million in 2006 versus $36.7 million in 2005. The decrease in operating income of $1.0 million was due to substantially higher energy, raw materials and other manufacturing costs, which more than offset the corresponding increase in revenues in 2006.

         ACQUISITION OF JOHN H. HARLAND

         On December 19, 2006, M & F Worldwide entered into a definitive agreement and plan of merger (the "Merger Agreement") with John H. Harland Company ("Harland"), pursuant to which M & F Worldwide will acquire Harland. Under the terms of the Merger Agreement, each outstanding share of common stock of Harland will be converted into the right to receive $52.75 in cash, representing an approximate transaction value of $1.7 billion. The Merger Agreement and the merger have been

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approved by the boards of  directors of both M & F Worldwide  and Harland.  The
merger  is  subject  to  the  satisfaction  or  waiver  of  customary   closing
conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by Harland's shareholders. In connection with the merger, the Company expects to incur additional indebtedness to be issued by Clarke American, the proceeds of which, together with cash on hand, will be used to finance the approximate $1.7 billion purchase price, to refinance existing Clarke American and Harland debt and to pay related premiums, fees and other expenses.

About M & F Worldwide

         M & F Worldwide has two business lines, which are operated by Clarke American and Mafco Worldwide. Clarke American is a leading provider of checks and related products, direct marketing services and contact center services in the United States. Clarke American's business consists of two segments: the Financial Institution segment and the Direct to Consumer segment. Through the
Financial Institution segment, Clarke American serves financial institution clients. Through the Direct to Consumer segment, Clarke American serves individual consumers and commercial institutions. Mafco Worldwide's business is the production of licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is the Company's Licorice Products segment).


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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING  STATEMENTS,  WITHIN THE MEANING OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH INVOLVE RISKS AND UNCERTAINTIES. M & F WORLDWIDE'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION TO FACTORS DESCRIBED IN M & F WORLDWIDE'S SECURITIES AND EXCHANGE COMMISSION FILINGS AND OTHERS (INCLUDING IN THE RISK FACTORS SET FORTH IN THE ANNUAL REPORT ON FORM 10-K OF M & F WORLDWIDE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TODAY), THE FOLLOWING FACTORS COULD CAUSE M & F WORLDWIDE'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY M & F WORLDWIDE: (A) ECONOMIC, CLIMATIC OR POLITICAL CONDITIONS IN COUNTRIES IN WHICH MAFCO WORLDWIDE SOURCES LICORICE ROOT; (B) ECONOMIC, REGULATORY OR POLITICAL CONDITIONS THAT HAVE AN IMPACT ON THE WORLDWIDE TOBACCO INDUSTRY OR ON THE CONSUMPTION OF TOBACCO PRODUCTS IN WHICH LICORICE PRODUCTS ARE USED; (C) THE FAILURE OF THIRD PARTIES TO MAKE FULL AND TIMELY PAYMENT TO M & F WORLDWIDE FOR ENVIRONMENTAL, ASBESTOS, TAX AND OTHER MATTERS FOR WHICH M & F WORLDWIDE IS ENTITLED TO INDEMNIFICATION; (D) THE MATURITY OF THE PRINCIPAL INDUSTRY IN WHICH CLARKE AMERICAN OPERATES AND TRENDS IN THE PAPER CHECK INDUSTRY, INCLUDING A FASTER THAN ANTICIPATED DECLINE IN CHECK USAGE DUE TO INCREASING USE OF ALTERNATIVE PAYMENT METHODS AND OTHER FACTORS; (E) CONSOLIDATION AMONG FINANCIAL INSTITUTIONS AND OTHER ADVERSE CHANGES AMONG THE LARGE CLIENTS ON WHICH CLARKE AMERICAN DEPENDS, RESULTING IN DECREASED REVENUES; (F) LOWER THAN EXPECTED CASH FLOW FROM OPERATIONS; (G) SIGNIFICANT INCREASES IN INTEREST RATES; (H) UNFAVORABLE FOREIGN CURRENCY FLUCTUATIONS; (I) THE COMPANY'S
SUBSTANTIAL  INDEBTEDNESS;  (J)  APPROVAL  OF THE  HARLAND  ACQUISITION  BY THE
SHAREHOLDERS   OF  HARLAND;   (K)  THE  INABILITY  TO  CONSUMMATE  THE  HARLAND
ACQUISITION OR, IF CONSUMMATED, INTEGRATE THE OPERATIONS OF HARLAND IN A MANNER THAT REALIZES ALL OF THE POTENTIAL BENEFITS OF THE ACQUISITION; AND (L) THE RESULTS OF THE REVIEW OF THE HARLAND ACQUISITION BY REGULATORY AGENCIES, AND
ANY  CONDITIONS   IMPOSED  IN  CONNECTION  WITH  CONSUMMATION  OF  THE  HARLAND
ACQUISITION.   M  &  F  WORLDWIDE  ASSUMES  NO  RESPONSIBILITY  TO  UPDATE  THE
FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE.

                               - TABLE TO FOLLOW -


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                            M & F WORLDWIDE CORP. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF INCOME
                             (IN MILLIONS, EXCEPT PER SHARE DATA)



                                                                 THREE MONTHS ENDED
                                                                     DECEMBER 31,         YEAR ENDED DECEMBER 31,
                                                               ----------------------     ----------------------
                                                                  2006           2005        2006           2005
                                                               -------         ------     -------        -------
Net revenues..............................................     $ 174.6         $ 47.4     $ 722.0        $ 121.4
Cost of revenues..........................................       108.9           29.6       440.5           66.5
                                                               -------         ------     -------        -------
Gross profit..............................................        65.7           17.8       281.5           54.9
Selling, general and administrative expenses..............        40.0            9.6       164.0           21.4
                                                               -------         ------     -------        -------
Operating income..........................................        25.7            8.2       117.5           33.5
Interest income...........................................         0.9            1.2         2.7            3.5
Interest expense..........................................       (17.4)          (4.7)      (68.0)          (5.0)
Other income (expense), net...............................           -            2.8           -            3.9
                                                               -------         ------     -------        -------
Income before income taxes................................         9.2            7.5        52.2           35.9
Provision for income taxes................................         2.6            1.8        16.0           11.9
                                                               -------         ------     -------        -------
Net income................................................     $   6.6         $  5.7     $  36.2        $  24.0
                                                               =======         ======     =======        =======

Earnings per common share:
   Basic..................................................     $  0.33         $ 0.30     $  1.82        $  1.25
                                                               =======         ======     =======        =======
   Diluted................................................     $  0.32         $ 0.28     $  1.78        $  1.21
                                                               =======         ======     =======        =======


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